Exhibit 21.1
SUBSIDIARIES OF DCP MIDSTREAM PARTNERS, LP

Entity	Jurisdiction of Organization

Associated Louisiana Intrastate Pipe Line, LLC	Delaware
Collbran Valley Gas Gathering, LLC	Colorado
DCP Antrim Gas, LLC	Michigan
DCP Assets Holding GP, LLC	Delaware
DCP Assets Holding, LP	Delaware
DCP Bay Area Pipeline, LLC	Michigan
DCP Black Lake Holding, LP	Delaware
DCP Collbran, LLC	Colorado
DCP Douglas, LLC	Colorado
DCP Grand Lacs, LLC	Michigan
DCP Intrastate Pipeline, LLC	Delaware
DCP Jackson, LLC	Michigan
DCP Lindsay, LLC	Delaware
DCP Litchfield, LLC	Michigan
DCP Michigan Pipeline & Processing, LLC	Michigan
DCP Midstream Partners Finance Corp.	Delaware
DCP Midstream Operating, LLC	Delaware
DCP Midstream Operating, LP	Delaware
Gas Supply Resources LLC	Texas
GSRI Transportation LLC	Texas
Jackson Pipeline Company	Michigan
Pelico Pipeline, LLC	Delaware
Wilbreeze Pipeline, LLC	Delaware